The Patheon Global Bonus Plan

Overview

The Patheon Global Bonus Plan (the “Bonus Plan”) is intended to reward Eligible Participants for their collective and individual contributions to the success of the Patheon Group during the applicable Plan Year, as measured through the achievement of defined targets and individual performance. The “Patheon Group” means Patheon Inc. (hereinafter, “Patheon” or the “Company”), and any entity controlled by Patheon.

Key Plan Concepts

The Bonus Plan is designed to drive total Company performance and is aligned to the Corporate Strategy. It is designed to reward corporate, regional, site and individual achievement when the required minimum thresholds of the Bonus Plan are achieved. Patheon's overall success is the collective achievement of the businesses, sites, and Eligible Participants that form the Patheon Group.

At sites where both Commercial and PDS businesses exist, achievement for both businesses will be combined to recognize the collaborative effort necessary for site and Company success.

The participant's individual performance score achieved through the Performance Management System provides a multiplier to be used for determining both merit increases and bonus awards.

Key Plan Objectives

The objectives of this Bonus Plan include:

•	Align performance with key measures of business success and Company strategy.

•	Reward for controllable and collective efforts.

•	Reward for efforts at the individual level based on principles of “Pay for Performance”.

•	Provide a competitive variable pay program.

•	Support the “One Patheon” initiative through a consistent, global program with a focus on the success of the Patheon Group as a whole.

Plan Funding

The Bonus Plan is funded through the achievement of predetermined targets for the following components:

•
Adjusted Corporate EBITDA: Earnings Before Income Taxes, Depreciation and Amortization, as described in the Patheon Annual Report. This is further adjusted for foreign currency exchange differences compared to budgeted exchange rates and other one-time, non-operating gains or losses at the discretion of senior management.

•	Net Free Cash Flow: Cash from operations (capital spending)

•	Revenue

•	Operational Excellence/Site Budget Attainment

•	Working Capital: (Monthly Average DSO and Monthly Average Inventory Turns)

Component Thresholds

The minimum thresholds for all three Corporate components must be achieved before bonus will be paid under the Corporate Funding section. Each Corporate, Site or Regional/Country performance component of this Bonus Plan (each a “Component”) has a specified minimum and maximum achievement threshold as indicated below. No payment or award under the Bonus Plan (“Bonus Plan Payout”) will be made for any component in which the minimum threshold is not achieved. The maximum possible Bonus Plan Payout to any participant is 200% of target.

The range of Bonus Plan Payout under this Bonus Plan is 0% to 200% of target. In order for an Eligible Participant to achieve the maximum level Bonus Plan Payout possible, (i) achievement of all objectives with respect to a specified Component must equal or exceed the specified Maximum for such Component and (ii) the Eligible Participant must receive an individual performance rating of at least “Meets Expectations”

Plan Groups:

Each Eligible Participant will be assigned one of the following Bonus Plan Groups, based on responsibilities of their role within the Company:

Individual Performance:

Each employee of the Patheon Group participates in the formal Performance Management System. At the end of each year the employee and their manager discuss the employee's performance for the year and a performance rating and score are assigned. This performance rating score is used in Patheon's Pay For Performance process (merit increase process and also as a multiplier in this Bonus Plan (the “Individual Performance Multiplier”)).

An Eligible Participant with a performance rating of Not Acceptable will not be eligible to receive a Bonus Plan award even if all minimum thresholds are met. An Eligible Participant with a performance rating of Sometimes Meets Expectations may have any Bonus Plan award reduced for not achieving at least a performance rating of Meets Expectations. Performance ratings are subject to calibration across functions, businesses and geographies in order to ensure consistency, fairness and equity.

Sample Payout Calculations:

For the following examples, the assumptions used are:

•	Base salary of 50,000 x Individual Bonus Target of 10% = Bonus Target of 5,000

•	All Components achieve at 90% = 50% payout

•	Individual performance rating of “meets expectations” = 100% Individual Peformance Multiplier

Foreign Exchange Considerations

For the purposes of measuring financial performance to budget as required by any Component, local currencies will be used. Budget currency exchange rates will be used for converting forecasted and actual results to U.S. Dollars. Therefore, a constant exchange rate will be used throughout the Plan Year.

General Terms & Conditions of this Plan

Eligible Participants: This Bonus Plan applies to nominated and approved, active full-time and part-time employees of the Patheon Group who are not eligible under another incentive plan and who are not on “fixed term contracts” or otherwise ineligible based on their employment agreement (“Eligible Participants”).

Payout Eligibility: Eligible Participants must also meet each of the following conditions to be eligible for a Bonus Plan Payout under this Bonus Plan:

1)	must have initiated employment with a member of the Patheon Group prior to August 1st of the Plan Year (as defined below); and

2)	be actively employed at the time of Bonus Plan Payout except in the following limited circumstances:

a.
Approved Leaves of Absence: Eligible Participants on an approved leave of absence will remain eligible under this Bonus Plan only to the extent required by applicable law. The Bonus Plan Payout, if any, will be based solely on prorated annual salary paid to the Eligible Participant during the Performance Period during which such Eligible Participant was not on any such leave of absence, except where applicable law requires otherwise. The Bonus Plan Payout is payable only if the minimum Component thresholds and Individual Performance Multipliers are achieved and all other eligibility requirements are met. Regarding the Individual Performance Multiplier, each Eligible Participant's achievement will be assessed on a case-by-case basis and in the sole discretion of Patheon (or the applicable member of the Patheon Group), based solely on personal performance up to the last day on which the Eligible Participant actually worked. Any such Bonus Plan Payouts made hereunder may be adjusted, giving consideration to (i) the effect of any such payout on the applicable Eligible Participant's eligibility for disability payments or related income (or the amount thereof), and (ii) other applicable local laws or regulations. Any such Bonus Plan Payouts made hereunder will only be made after the applicable Eligible Participant returns from any such approved leave of absence.

b.
Retirement: For Bonus Plan purposes, “retirement” means the conclusion of employment with a member of the Patheon Group as may be defined in the specific retirement plan of the member of the Patheon Group that is the employer of the applicable Eligible Participant. The Bonus Plan Payout, if any, for an Eligible Participant who retires during the Plan Year will be based solely on prorated annual salary paid to such Eligible Participant during the Plan Year.  The Bonus Plan Payout will be payable only if the required Component thresholds are met and the Bonus Plan Payout is approved by the Compensation Committee. Regarding the Individual Performance Multiplier, each Eligible Participant's achievement will be assessed on an individual basis and in the sole discretion of Patheon (or the applicable member of the Patheon Group), based solely on personal performance up to the last day on which the Eligible Participant actually worked. Any Bonus Plan Payouts hereunder will made at the same time that Bonus Plan Payouts for actively employed Eligible Participants are made (i.e., such Bonus Plan Payouts will not be accelerated).

c.
Death and Disability: If the employment of an Eligible Participant is terminated because of such Eligible Participant's death or disability, the Bonus Plan Payout, if any, will be calculated based on Eligible Earnings up to the last day on which the Eligible Participant actually worked. The Bonus Plan Payout will be payable only if the required Component thresholds are met and the Bonus Plan Payout is approved by the Compensation Committee. Regarding the Individual Performance Multiplier, each Eligible Participant's achievement will be assessed on an individual basis and in the sole discretion of Patheon (or the applicable member of the Patheon Group), based solely on personal performance up to the last day on which the Eligible Participant actually worked. Any such Bonus Plan Payouts made hereunder may be adjusted or withheld, giving consideration (i) to the effect of any such Bonus

Plan Payout on the applicable Eligible Participant's eligibility for disability payments or related income (or the amount thereof), and (ii) other applicable local laws or regulations. Any Bonus Plan Payouts hereunder will be made at the same time that Bonus Plan Payouts for actively employed Eligible Participants are made (i.e., such Bonus Plan Payouts will not be accelerated).

d.
Not-for-Cause Involuntary Termination: An Eligible Participant who is terminated on a not-for-cause and involuntary basis is eligible to receive a Bonus Plan Payout, based on prorated Eligible Earnings for the Performance Period only if (i) the Eligible Participant is on salary continuance on the date of Bonus Plan Payout; (ii) the required Component thresholds are met; and (iii) and the payout is approved by the Compensation Committee. Regarding the Individual Performance Multiplier, each Eligible Participant's achievement will be assessed on an individual basis and in the sole discretion of Patheon (or the applicable member of the Patheon Group), based solely on personal performance up to the last day on which the Eligible Participant actually worked. With respect to any severance or other termination-related payments made to an Eligible Participant, Eligible Earnings will include only base pay earned through the last day worked. Any Bonus Plan Payouts hereunder will made at the same time that Bonus Plan Payouts for actively employed Eligible Participants are made (i.e., such Bonus Plan Payouts will not be accelerated).

e.
Applicable Local Law Applies. The Bonus Plan Payout Eligibility requirement of active employment at the time the Bonus Plan Payout is made is subject to applicable local law which may prohibit such eligibility requirements or otherwise limit their application. Patheon, in its sole discretion, may alter the Bonus Plan Payout Eligibility requirement to conform to applicable local law.

NOTE: Any Eligible Participant who is terminated for cause, as determined by his/her employer in its sole discretion, or who voluntarily leaves employment (other than via retirement or as a result of disability), or provides notice thereof, prior to the date of the Bonus Plan Payout, is not eligible for an Bonus Plan Payout under any circumstance (even if the Eligible Participant is an active employee at the time of such Bonus Plan Payout).

Performance Period / Plan Year: The performance period runs concurrent with the fiscal year; currently November 1st thru October 31st (the “Performance Period” or the “Plan Year”)

Eligible Earnings: For the purpose of the calculation of any Bonus Plan Payouts, eligible earnings are defined as the annual base pay in effect at the end of the performance period (in accordance with applicable employment standards law), excluding fringe benefits, cash allowances, disability, worker's compensation, vacation/paid time off and all other types of pay not directly related to base pay, unless applicable law requires that other items of income be included for purpose of calculating an award in a discretionary bonus plan (“Eligible Earnings”).

Individual Bonus Target: Means the percentage of Eligible Earnings, or the specified dollar value (or value in other applicable currency) of the bonus target as may be: (i) contained in the terms of an Eligible Participant's written employment agreement; or (ii) approved from time to time by Human Resources in writing for specified employees or employee grade levels; or (iii) approved from time to time by the Compensation and Human Resources Committee, as may be applicable in each case.

Changes in Individual Bonus Target: If the Individual Bonus Target for an Eligible Participant changes during a Plan Year, then generally the Individual Bonus Target in effect as of as of October 31st of the Plan Year will be used in the calculation of the Bonus Plan Payout. However, Patheon reserves the right to prorate the Bonus Plan Payout accordingly if an Eligible Participant receives an increase or decrease in Individual Bonus Target during the second (2nd) half of the Plan Year (i.e., from May 1st thru October 31st).

Transfers: Annual bonus calculations for Eligible Participants who transfer between sites or businesses during the Plan Year will be based on the Components, levels and other terms and conditions which apply to the site or business to which they are assigned on October 31st of the relevant Plan Year. Patheon reserves the right to pro-rate the Bonus

Plan Payout if an Eligible Participant transfers during the second half of the Plan Year (i.e., from May 1st thru October 31st).

Communication of Results: Results to be used in the calculation of a Bonus Plan payout are provided by Corporate Finance. All such results, the determination of achievement of all Component thresholds, and the respective Bonus Plan Payouts are subject to approval by the Compensation Committee. To minimize confusion, no one shall communicate any results as it relates to the Bonus Plan or Bonus Plan Payout amounts until authorized to do so by Corporate HR and/or Corporate Finance.

Governance: This Bonus Plan is developed and administered by Corporate HR. This Bonus Plan is governed by the rules specified within this document and is subject to applicable law.

Exceptions: Any exceptions to this Bonus Plan must be made in writing and approved by Corporate HR.

Timing of Payment: If a payment is due under this Bonus Plan's guidelines as set forth herein, the payment will be made no later than two and one-half (2 1/2) months after the end of the calendar year during which Performance Period ends; provided, however, that in the case of a payment due under Sections 2b through 2d above, the payment shall be made no later than two and one-half (2 ½) months after the end of the Performance Period (i.e. by January 15, 2013 for the Performance Period ending on October 31, 2012)

Disclaimer: Patheon reserves the right to amend or discontinue this Bonus Plan at any time, with or without notice.

Approved by the Compensation and Human Resources Committee
of the Board of Directors of Patheon Inc.
December 15, 2011